Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 and the related prospectus to be filed on July 10, 2015 by Celsion Corporation of our report dated March 12, 2015 relating to the financial statements included in Celsion Corporation’s Annual Report on Form 10-K and the effectiveness of internal control over financial reporting for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland

July 10, 2015